CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements listed below, of our report dated March 19, 1999, with respect to the consolidated financial statements of The National Registry Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1998:


o (Form S-8 No. 333-74253) pertaining to the 1992 Stock Incentive Plan of The National Registry, Inc.

o (Form S-3 No. 33-62430) pertaining to the registration of 570,760 shares of the Company's Common Stock

o (Form S-3 No. 333-23467) pertaining to the registration of 1,332,859 shares of the Company's Common Stock

o (Form S-3 No. 333-58575) pertaining to the registration of 19,445 shares of the Company's Common Stock


                                                  /s/ Ernst & Young LLP


Tampa, Florida
March 31, 1999